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                                                                     EXHIBIT 5.1

September 23, 1999

ITXC Corp.
600 College Road East
Princeton, New Jersey 08540

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of the shares of common stock of ITXC Corp., a Delaware Corporation (the "Company"), offered for sale pursuant to the registration statement described below (the "Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that, when the Company's Registration Statement on Form S-1 (No. 333-80411) has become effective under the Act, the terms of the Shares and of their issue and sale have been duly established in conformity with the Company's certificate of incorporation, and the Shares have been issued and sold as contemplated in such Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement.

Very truly yours,


LOWENSTEIN SANDLER  PC